Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
	rsaltmarsh@nanogen.com	plord@pnlifesciences.com

NANOGEN REPORTS PRELIMARY 2005 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SAN DIEGO, CA, February 23, 2006 – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2005.

Total revenues for the quarter ended December 31, 2005 were $3.1 million compared to $1.0 million in the same period of 2004 and $3.2 million in the third quarter of 2005. Product revenues for the fourth quarter were $1.2 million verses $410,000 for the fourth quarter in 2004 and $1.1 million in the third quarter of 2005. For the twelve months ended December 31, 2005, total revenues were $12.5 million, as compared to $5.4 million in total revenues in 2004.

Nanogen’s research and development, and selling, general and administrative operating expenses for the fourth quarter of 2005 were $12.3 million compared to $10.8 million in the quarter one year ago, and $11.0 million in the third quarter of 2005. Expenses for the fourth quarter 2005 included $1.2 million related to Jurilab operations which we began consolidating in July 2005. For the year ended December 31, 2005 research and development, and selling, general and administrative were $45.6 million versus $36.3 million during 2004. The year ended December 31, 2005 included the first full year of operating activities of SynX Pharma Inc. and Epoch Biosciences Inc., which were acquired in April 2004 and December 2004, respectively.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the fourth quarter of 2005 was $32.4 million, compared to $40.7 million at the close of the third quarter. At the end of 2004, Nanogen’s cash, cash equivalents and short-term investments balance was $51.9 million.

The company recorded a non-cash goodwill impairment charge of $59 million in the fourth quarter of fiscal 2005 to write-off a portion of the goodwill attributable to its 2004 purchase of Epoch Biosciences. Approximately 13.4 million shares of Nanogen stock were issued as consideration for the acquisition of Epoch Biosciences. Between the signing date (September 7, 2004) and the closing date of the acquisition (December 16, 2004), the stock-based valuation of the transaction increased by $35 million due to the rise in Nanogen’s stock price during the period.

The net loss for the quarter ended December 31, 2005, was $69.7 million or $1.27 per share including the $59 million non-cash goodwill impairment charge, compared to a net loss of $11.2 million or $0.31 per share in the same period of 2004 and a net loss of $8.8 million or $0.18 per share in the third quarter of 2005. For the year ended December 31, 2005, Nanogen reported a net loss of $96.5 million or $1.95 per share, also including the $59 million non-cash goodwill impairment charge, compared to a net loss of $38.9 million or $1.21 per share for 2004.

“The goodwill impairment recorded in the fourth quarter is a non-cash charge related to the original value assigned to goodwill recorded on our balance sheet at the time of the Epoch acquisition,” said Robert Saltmarsh, Nanogen’s chief financial officer. “The charge does not reflect the performance of Epoch, rather the charge reflects an adjustment to the estimated fair value of this goodwill asset based predominately on a discounted cash flow valuation methodology, whereas the original purchase price was based on current valuation methodologies.”

Fourth Quarter & 2005 Highlights

•	In early 2005, Nanogen successfully completed the integration of Epoch Biosciences, which added several real-time PCR (polymerase chain reaction) products to Nanogen’s portfolio and a significant license revenue stream.

•	In July 2005, Nanogen made an equity investment in Jurilab Ltd., and acquired rights to develop diagnostic products based on Jurilab’s novel genes and gene markers related to cardiovascular and metabolic diseases including adult onset diabetes. Nanogen will begin distributing Jurilab’s pharmacogenomic product for genotyping Cytochrome P450 and other enzymes involved in drug metabolism.

•	During the fourth quarter, Nanogen shipped its second-generation instrument, the NanoChip® 400, both domestically and to Europe. The general laboratory system for molecular biology applications utilizes the company’s improved NanoChip® 400-site electronic microarray, upon which homebrew molecular assays can be developed in clinical and research laboratories.

•	In the fourth quarter, Nanogen expanded its molecular reagent product portfolio to include two new products: a solid-phase hybridization set of reagents for developing assays for the detection of the sequences of seven human respiratory viruses prevalent during flu season, and a research-use-only real-time PCR probe and primer set for the identification influenza A and B viral sequences.

•	In December 2005, Nanogen announced the acquisition of Spectral Diagnostics’ rapid cardiac test business. The transaction closed in February 2006, providing us with additional product revenues in 2006 that will positively impact Nanogen’s bottom line.

“After establishing a strong foundation of research, clinical and point-of-care products, Nanogen is poised for significant penetration into the molecular diagnostics market. We are focused on continuing to improve our financial results and our management team is engaged in a number of actions to that end,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “Further demonstrating a clear path to profitability and reducing our rate of cash use are the key objectives for 2006.”

Webcast of Today’s Conference Call

Nanogen management will host a conference call today at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss preliminary 2005 fourth quarter and year-end financial results. Interested investors and others may participate in the conference call by dialing 877-407-9210 for US/Canada participants, and 201-689-8049 for international participants.

Audio of management’s presentation will also be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on February 23, and can be accessed via telephone at (877) 660-6853 for US/Canada callers, and (201) 612-7415 for international callers. The account number, 286, along with the conference ID, 194025, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding the impact of the acquisition of the rapid cardiac immunoassay test business of Spectral Diagnostics, and future operating performance and penetration of the molecular diagnostic market. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether the rapid cardiac immunoassay test business is successfully integrated, whether additional capital is available to fund operations, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforseen circumstances may impact the timing of product launches, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

Additionally, the information contained in this press release reflects preliminary financial results, as Nanogen’s 2005 audit has not yet been completed. Under Section 404 of the Sarbanes-Oxley Act of 2002, integrated audit requirements will not be complete until Nanogen has finished all of the steps necessary to file its 2005 audited financial statements with the Securities and Exchange Commission.

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,194	$15,372
Short-term investments	26,185	36,562
Receivables, net	2,141	2,023
Inventories, net	3,724	1,744
Other current assets	1,457	1,741

Total current assets	39,701	57,442
Property and equipment, net	7,590	8,500
Acquired technology rights, net	9,604	11,819
Restricted cash	1,794	1,411
Other assets, net	2,214	780
Goodwill	37,178	96,072

Total assets	$98,081	$176,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,728	$9,923
Deferred revenue	535	420
Common stock warrants	86	1,112
Current portion of debt obligations	701	988

Total current liabilities	9,050	12,443

Debt obligations, less current portion	643	610
Debt obligation variable interest entity	7,245	—
Other long-term liabilities	6,648	5,455

Total long-term liabilities	14,536	6,065
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at December 31, 2005 and 2004; no shares issued and outstanding at December 31, 2005 and 2004	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at December 31, 2005 and 2004, respectively; 54,794,648 and 47,765,581 shares issued and outstanding at December 31, 2005 and 2004, respectively	55	48
Additional paid-in capital	396,297	374,910
Accumulated other comprehensive income (loss)	(189)	(174)
Deferred compensation	(2,218)	(1,184)
Capital deficit in consolidated variable interest entity, net	(6,856)	—
Accumulated deficit	(311,656)	(215,162)
Treasury stock, at cost, 505,830 and 500,189 shares at December 31, 2005 and 2004, respectively	(938)	(922)

Total stockholders’ equity	74,495	157,516

Total liabilities and stockholders’ equity	$98,081	$176,024

NANOGEN, INC.

CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$1,196	$410	$4,544	$2,690
License fees and royalty income	1,459	276	6,530	490
Sponsored research	—	—	—	500
Contracts and grants	407	329	1,470	1,694

Total revenues	3,062	1,015	12,544	5,374
Costs and expenses:
Cost of product sales	1,445	1,492	4,518	5,642
Research and development	6,427	5,216	22,033	18,117
Selling, general and administrative	5,875	5,606	23,578	18,232
Impairment charge on goodwill	59,000	—	59,000	—
Charge for acquired in-process research and development	—	—	—	3,758
Impairment of acquired technology rights	—	—	167	—
Amortization of purchased intangible assets	393	—	1,571	—

Total costs and expenses	73,140	12,314	110,867	45,749

Loss from operations	(70,078)	(11,299)	(98,323)	(40,375)
Other income (expense):
Interest income, net	266	84	864	517
Other expense	40	(12)	(78)	(221)
Warrant valuation adjustment	80	(74)	1,026	(74)
Gain (loss) on sale of investments	—	—	—	(47)
Gain (loss) on foreign currency translation	14	103	17	1,293

Total other income	400	101	1,829	1,468

Net loss	$(69,678)	$(11,198)	$(96,494)	$(38,907)

Net loss per share — basic and diluted	$(1.27)	$(0.31)	$(1.95)	$(1.21)

Number of shares used in computing net loss per share — basic and diluted	54,689	35,673	49,585	32,203

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